Exhibit 10.2





                            THE SERVICEMASTER COMPANY

               ServiceMaster 2001 Long-Term Performance Award Plan
                            As Amended March 16, 2001


   PART 1: ESTABLISHMENT, EFFECTIVE DATE, OBJECTIVES, AND DURATION OF THE PLAN

     1.1 ESTABLISHMENT OF THE PLAN. The ServiceMaster Company, a Delaware corporation (the "Company"), hereby establishes an incentive compensation plan for key employees of the Company and its Affiliates to be known as the ServiceMaster 2001 Long-Term Performance Award Plan (the "Plan").


     1.2 EFFECTIVE DATE. The Company's shareholders approved the Plan on April 28, 2000 and the Plan became effective as of January 1, 2001 (the "Effective Date ").

     1.3 PURPOSE. The purpose of the Plan is to benefit the Company and its shareholders by linking a portion of the compensation of leaders in the ServiceMaster enterprise to an increase in shareholder value and to motivate leadership to understand and to exert all possible efforts to achieve Company-wide goals through internal synergies and cooperation among the various units of the ServiceMaster enterprise.

     1.4 DURATION. The Plan commenced on the Effective Date and shall remain in effect from year to year thereafter, unless the Plan is terminated by the Board at an earlier date (subject to the provisions of Part 6).

     1.5 ADMINISTRATION OF THE PLAN. Subject to the general authority of the Board, the Plan shall be administered by the Compensation Committee. The Compensation Committee may make such rules and regulations for the administration of the Plan as the Compensation Committees considers appropriate.


                               PART 2: DEFINITIONS

     2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below.

     "ACTUAL ADJUSTED NET INCOME" means, for each Plan Year, the Company's consolidated net income for that Plan Year as determined by GAAP with the following adjustments: extraordinary or unusual items of a non-recurring nature shall be excluded; interest shall be excluded; and a capital charge of 9% of Capital Employed for that Plan Year shall be deducted.

     "ACTUAL PAYMENT" means the amount determined in respect of each Plan Year for credit to Participants bank balances pursuant to Section 5.2 of the Plan.


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     "AFFILIATE" means any business entity in which 50% or more of the equity interests are owned, directly or indirectly, by the Company.

     "BOARD" means the Board of Directors of the Company.

     "CAPITAL EMPLOYED" means the Company's equity plus long-term debt (including current maturities of long-term debt).

     "CEO" means the Chief Executive Officer of the Company.

     "COMMON STOCK" means the common stock of the Company.

     "COMPANY" means The ServiceMaster Company, a Delaware corporation, as well as any successor to such entity as provided in Section 8.1 herein.

     "COMPENSATION COMMITTEE" means the Compensation Committee of the Board.

     "DISABILITY" means total and permanent disability which, if the Participant were an employee of the Company, would be treated as a total and permanent disability under the terms of the Company's long-term disability plan for employees as in effect from time to time.

     "EFFECTIVE DATE" - see Section 1.2.

     "GAAP" means United States generally accepted accounting principles.

     "HOLDBACK AMOUNT" - see Section 5.2.

     "PARTICIPANT" means a person who has been selected to participate in the Plan for any Plan Year.

     "PLAN YEAR" means the calendar year 2001 and each calendar year thereafter.

     "RETIREMENT" means the Participant's termination of employment with the Company or an Affiliate which is not for cause and which occurs on or after the Participant's 63rd birthday or after the Participant has been employed by the Company and/or an Affiliate for a period of 15 years (which need not be consecutive years). Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, determine that a Participant has met the criteria for Retirement from the Company.

     "SEGMENT" means an operating component of the ServiceMaster enterprise which is material to the business of the Company taken as a whole. The determination of what components of the ServiceMaster enterprise constitute Segments of the Company for purposes of the Plan shall be made by the Compensation Committee from time to time.

     "SHARES" means shares of Common Stock.

     "TARGET ADJUSTED NET INCOME" means for each Plan Year in a Three-Year Segment, the estimate, made by the Compensation Committee before the commencement of that Three-Year Segment, of the Company's consolidated net income for such Plan Year as determined by GAAP with the following modifications: (i) extraordinary or unusual items of a non-recurring nature shall be excluded; (ii) interest shall be excluded; and (iii) a capital charge of 9% of Target


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Capital Employed for that Plan Year shall be deducted. It is expected (but not required) that the Target Adjusted Net Income for each Plan Year within a Three-Year Segment as computed before any charge for capital will be consistent with a compound annual growth rate of approximately 16% over such Three-Year Segment. However, the Compensation Committee may prospectively modify the Target Adjusted Net Income figure for any Plan Year within such Three-Year Segment if, in the reasonable judgment of the Compensation Committee, a modification is appropriate in the light of all the facts and circumstances.

     "TARGET CAPITAL EMPLOYED" means, for each Plan Year in a Three-Year segment, the estimate, made by the Compensation Committee before the commencement of that Three-Year Segment, of the Capital Employed for such Plan Year. It is expected (but not required) that the Target Capital Employed for each Plan Year within a Three-Year Segment will be consistent with a compound annual growth rate of approximately 8% over such Three-Year Segment. However, the Compensation Committee may prospectively modify the Target Capital Employed figure for any Plan Year within such Three-Year Segment if, in the reasonable judgment of the Compensation Committee, a modification is appropriate in the light of all the facts and circumstances.

     "TARGET PAYMENT" means, for each Plan Year within a Three-Year Segment, the amount which the Compensation Committee establishes before the commencement of that Three-Year Segment for payment to Participants in respect of that Plan Year. The Target Payment is expected to increase annually at a rate which is commensurate with the projected growth in consolidated net income over the Three-Year Segment. However, the Compensation Committee may prospectively modify the Target Payment for any Plan Year within such Three-Year Segment if, in the reasonable judgment of the Compensation Committee, a modification is appropriate in the light of all the facts and circumstances.

     "THREE-YEAR SEGMENTS" means consecutive periods of three calendar years each, with the first of such periods being the years 2001, 2002 and 2003, the second of such periods being the years 2002, 2003 and 2004, etc.

     "UNITS" -- see Section 3.3.

     "WITHHOLDING TAXES" means the minimum amounts which the Company is required by law to withhold from awards made hereunder under the Internal Revenue Code in respect of federal income taxes, the Federal Insurance Contribution Act, and the Health Insurance for the Aged Act (Medicare) and state income and other taxes.


                              PART 3: PARTICIPANTS

     3.1 GENERAL STANDARDS. Participants will be determined from time to time on the basis of guidelines established by the Compensation Committee and recommendations of Segment leaders as submitted for review by the Compensation Committee. There shall be no automatic participation in the Plan as a result of holding a particular position in the Company or an Affiliate.

     3.2 FINAL DETERMINATIONS. Participants in any Plan Year shall be determined by the CEO with the approval of the Compensation Committee.

     3.3 PARTICIPATION UNITS. Participation in the Plan shall be determined on the basis of Participation Units ("Units"). For this purpose, the Plan shall have 10,000 Units. The extent of


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each Participant's participation in the Plan
for any Plan Year shall be determined by the ratio of the number of Units assigned to a Participant for that year to the number 10,000. If and to the extent that there are at any time less than 10,000 Units assigned Participants for any Plan Year, the difference between 10,000 and the number of Units which are assigned to Participants shall be deemed to be assigned to the Company.



       3.4 EFFECT OF TERMINATION OF EMPLOYMENT. (a) If a Participant's employment with the Company or an Affiliate terminates by reason of the Participant's death, Disability or Retirement, the Units then held by the Participant shall be immediately forfeited and the Participant or his or her personal representative shall be entitled to receive the Participant's bank balance pursuant to Section 5.2 which is in excess of the Participant's administrative credit as of the date of the Participant's termination of employment.

 (b) If a Participant's employment with the Company or an Affiliate terminates for any reason not set forth in Section 3.4(a), the Units then held by the Participant shall be immediately forfeited and the right of the Participant to any amount credited to the Participant's bank balance pursuant to Section 5.2 shall lapse.

      (c) Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, determine the effect of a termination of employment on the Units then held by a Participant and the amount credited to the Participant's bank balance pursuant to Section 5.2.

         3.5 MODIFICATION OR ELIMINATION OF UNITS. During any Plan Year, the Chairman and/or the CEO may, with the approval of the Compensation Committee, adjust downward the number of Units previously assigned to a Participant or cancel all Units previously assigned to a Participant, provided that any such adjustment shall not result in an increase in the amount of any other Participant's percentage interest in the Plan. Any such action shall be effective from and after the date of such decision. Units which are reduced or canceled pursuant to this Section 3.5 shall be deemed to be assigned to the Company for the remainder of that Plan Year, subject to the right of the Compensation Committee to reduce the amount paid or payable to a Participant.


                            PART 4: PLAN CALCULATIONS

     4.1 GENERAL PRINCIPLE. The calculation of the Actual Payment for each Plan Year will be determined by the relationship of the Actual Adjusted Net Income for that Plan Year to Target Adjusted Net Income for that Plan Year. A failure to attain Target Adjusted Net Income will result in an Actual Payment which is less than the Target Payment for that Plan Year; conversely, success in attaining or exceeding Target Adjusted Net Income will result in an Actual Payment which equals or exceeds the Target Payment for that Plan Year. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, exercise negative discretion to reduce the Actual Payment.

     4.2 CALCULATION OF PERFORMANCE PERCENTAGE AND ACTUAL PAYMENT. Subject to Part 5, the total amount which may be paid in respect of each Plan
 Year shall be determined as follows:

     (a) The ratio of Actual Adjusted Net Income to Target Adjusted Net Income shall be determined and expressed as a percentage rounded to the nearest whole number (the "Performance Percentage").


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     (b) The Target Payment shall be multiplied by the Performance Percentage to determine the Actual Payment earned for the Plan Year, provided, that if the Performance Percentage is less than 60% the Actual Payment shall be zero and, if the Performance Percentage is greater than 120%, the Actual Payment shall be limited to 120% of the Target Payment.

     4.3 EXAMPLE. The application of Section 4.2 is illustrated by the following example:

     Assumptions:

          (1) For the year 2001, the Compensation Committee sets the Target Payment at $9,500,000; the Target Adjusted Net Income before reduction for the capital charge on the Target Capital Employed at $385,000,000; and the Target Capital Employed is $3,300,000,000. The capital charge is $297,000,000 ($3,300,000,000 x 9%). The Target Adjusted Net Income after reduction for the capital charge is $88,000 ($385,000-$297,000,000).

          (2) The Actual Adjusted Net Income for the year 2001 before reduction for the capital charge is $386,000,000 and the Actual Capital Employed for the year is $3,300,000,000. The reduction for the capital charge (9%) is therefore $297,000,000 and Actual Adjusted Net Income is therefore $89,000,000 ($386,000,000-$297,000,000).

          Calculations:

Actual Adjusted Net Income represents 101.14%--rounded to 101%--of Target Adjusted Net Income ($89,000/$88,000).

               Applying this percentage to the Target Payment for the year 2001 results in an Actual Payment for the year of $9,595,000.


                            PART 5: PAYMENT OF AWARDS

     5.1 ANNUAL PAYMENTS. Payments of awards in respect of any Plan Year will be made to Participants for that year as promptly as practicable after the computations set forth in Part 4 for that year have been made by management and approved by the Compensation Committee. In general, the payments of awards in respect of any Plan Year are expected to occur during the month of February of the next following year. Such payments shall take into account any advances made pursuant to Section 5.3 with respect to such Plan Year.

      5.2 BANK BALANCE

      (a) The Compensation Committee may adopt the use of "bank balances" in order to facilitate the orderly administration of the Plan. A bank balance means the recording, in respect of a Participant's first Plan Year of participation in the Plan, of an administrative credit of an amount per Unit equal to the Target Payment per Unit for such Plan Year. Such bank balance is increased by an amount per Unit equal to the Actual Payment per Unit for such Plan Year and such adjusted amount will be the Participant's bank balance at the end of such Plan Year. Any payment made to the Participant is charged against such bank balance, provided, that such payment shall not exceed the Participant's bank balance in excess of the Participant's administrative credit. A Participant's bank balance at the end of a Plan Year shall be the Participant's beginning bank balance for the following Plan Year; provided, that the administrative credit of such Participant shall be adjusted to reflect any change in (i) the number


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of Units held by the Participant in respect of the following Plan Year and (ii)
the Target Payment per Unit for such following Plan Year.

      (b) The Compensation Committee may adopt such administrative rules as it deems necessary or appropriate to utilize bank balances in an orderly and fair manner and to preserve the status of payments under the Plan as payments which qualify as "qualified performance-based compensation" for purposes of section 162(m) of the Internal Revenue Code.

     5.3 ADVANCES.

     (a) The Chairman and/or the CEO, with the approval of the Compensation Committee, may authorize the payment of advances against the Actual Payment for any Plan Year. The amount of each such advance shall be based upon an estimate of the anticipated Actual Payment for that Plan Year. Such estimate shall then be multiplied by a factor of 80% to determine the total amount of the advances. The Compensation Committee shall have the authority to change from time to time the percentage factor to be applied against the estimate.

     (b) The aggregate amount of advances made to a Participant pursuant to paragraph (a) in respect of any Plan Year shall be deducted from the payment to be made in respect of such Plan Year pursuant to Section 5.1. If the result of this calculation is a negative figure and if such Participant is also a Participant in an ensuing Plan Year, the negative figure shall be offset against advances made pursuant to paragraph (a) in the ensuing Plan Year until the negative figure has been fully absorbed. If the negative figure has not been fully absorbed by such offsets against advances, then the negative figure shall be offset against the payment of the final payment of the Participant's award for such ensuing Plan Year. Any offsets against advances in an ensuing Plan Year shall nonetheless not be taken into account for purposes of determining the amount payable to a Participant from his or her award for an ensuing Plan Year.

     (c) If at the end of any Plan Year the calculations made under paragraph
(b) produce a negative figure for a Participant and if (i) that person is not a Participant in the next ensuing Plan Year or (ii) that Person is a Participant in the next ensuing Plan Year but ceases to be employed by the Company or any Affiliate during the next ensuing Plan Year, the negative figure shall constitute a debt of such person which shall be repaid to the Company (without interest) by January 31 of the next ensuing Plan Year in case (i) and within 30 days of the date on which the employment of such person terminates in case (ii).

     5.4 WITHHOLDING TAXES. The Company shall reduce each payment made pursuant to the Plan by the amount of the Withholding Taxes applicable to such payment and shall pay the amounts so withheld to the appropriate governmental authorities for the Participant's benefit in accordance with the Company's standard wage withholding tax procedures.


                 PART 6: AMENDMENT, MODIFICATION AND TERMINATION

     6.1 AMENDMENT, MODIFICATION AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, subject to any requirement of stockholder approval imposed by applicable law, rule or regulation.

     6.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment or modification of the Plan shall adversely affect in any material way any award which is referenced to an Actual Amount and which was previously made under the Plan without the written consent of the Participant who received the award.


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                PART 7: LIMITATIONS ON AWARDS TO CERTAIN PERSONS

     7.1 PERSONS TO WHOM THIS PART 7 APPLIES. With respect to each Plan Year hereunder, the provisions of this Part 7 shall apply to the Chairman, CEO and to each other Participant whose total compensation for such year is required to be reported to stockholders of the Company under the Securities Exchange Act of 1934 by reason of such person being among the four highest compensated officers of the Company for such year. The CEO and each of such four other persons are referred to in this Part 7 as a "named executive officer".

     7.2 LIMITATION ON AMOUNT OF AWARD. Anything in this Plan to the contrary notwithstanding, no named executive offer may receive an award hereunder in respect of any Plan Year which exceeds 10% of the Actual Payment for that Plan Year.

     7.3 EFFECT OF EXCEEDING THE CAPPED AMOUNT. The portion of any award which is not paid to a named executive officer by reason of Section 7.2 shall revert to the Company and no Participant shall have any claim thereto.


                           PART 8: GENERAL PROVISIONS

     8.1 BINDING EFFECT. All obligations of the Company under this Plan with respect to awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the company or otherwise.

     8.2 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     8.3 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     8.4 REQUIREMENTS OF LAW. The granting of awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     8.5 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

     9.6 DESIGNATION OF BENEFICIARIES. A Participant may elect to designate direct and contingent beneficiaries to receive his or her award(s) in the event of the Participant's death or disability. Such designations shall be made on a form approved by the Compensation Committee.




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